EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2011, related to the consolidated financial statements for the years ended November 30, 2010 and 2009, which appears in the Annual Report on Form 10-K of Art’s-Way Manufacturing, Inc. for the year ended November 30, 2010.

/s/ Eide Bailly LLP
Fargo, North Dakota
May 4, 2011